Exhibit 99.1

FOR IMMEDIATE RELEASE
October 19, 2006	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation
Announces Third Quarter Results

Elizabethtown, Kentucky, October 19, 2006—First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.58 for the quarter ended September 30, 2006, an increase of 11% from $0.52 for the quarter ended September 30, 2005. Return on equity was 14.7% for the quarter and return on assets was 1.3%.

Diluted net income per share for the nine months ended September 30, 2006 was $1.73, an increase of 13% from $1.53 for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, return on equity was 15.1% and return on assets was 1.3%.

On August 15, 2006, the Company declared a 10% stock dividend payable on September 14, 2006 to shareholders of record at the close of business on August 29, 2006. All per share information has been restated to reflect the 10% stock dividend.

“We are pleased to report another solid quarter of earnings per share for the Company,” commented President and Chief Executive Officer, B. Keith Johnson. “The commitment of our associates to providing superior customer service contributed to the continued growth in our balance sheet to over $800 million in total assets during the quarter. This growth included a $43 million increase in loans and a $38 million increase in retail and commercial deposits for the year. We were also able to reward our shareholders with a 10% stock dividend in addition to our regular quarterly cash dividend during the quarter. We remain committed to enhancing the value of our shareholders’ investment in our Company.”

The Company’s retail branch network continues to generate encouraging results. Total deposits have grown at a 6% compound annual growth rate over the past three years. Total deposits were $613 million at September 30, 2006, which included an increase of $38.0 million in commercial and retail deposits for the first nine months this year. The development of the retail branch network into the Metro Louisville market also yielded positive results. The Company has a combined $41.7 million in deposits in its two full-service facilities in the Metro Louisville market experiencing a 39% increase in deposits for the first nine months of 2006 following a 71% increase in deposits for the year of 2005. The Company opened these new facilities in the second quarter of 2004 to support its growing customer base in this market. Twenty-one percent of the Company’s loan portfolio resides in the Metro Louisville market.

The Company’s emphasis on commercial lending generated an 8% compound annual growth rate in the total loan portfolio and a 20% compound annual growth rate in commercial loans over the past three years. Commercial loans were $451 million at September 30, 2006, an increase of 12%, or $48.2 million from December 31, 2005.

The growth in the Company’s commercial loan portfolio, coupled with the rising interest rate environment, has favorably impacted the level of interest income generated by the Company. Net interest margin increased to 4.05% for the nine months ended September 30, 2006, compared to 3.90% for the same period a year ago. This has resulted in a $522,000 increase in net interest income to $7.5 million for the three months ended September 30, 2006, and a $1.7 million increase in net interest income to $22.1 million for the nine months ended September 30, 2006, compared to the respective three and nine month periods in 2005. The increasing short-term interest rate environment positively impacted net interest margin due to the adjustable rate commercial loans in the Company’s loan portfolio. However, the net interest margin is likely to compress in future quarters as short-term interest rates peak and the cost of deposits continue to rise. The cost of deposits typically lag the increase in adjustable loan rates due to certificates of deposit which mature over a longer period of time than immediately adjustable loan rates.

Net interest margin was also impacted during the quarter by the conversion of a fixed rate Federal Home Loan Bank Advance (FHLB). During January 2001, the Company entered into a $50.0 million convertible fixed rate advance with a maturity of ten years. This advance was fixed for a period of two years. At the end of the fixed rate term and quarterly thereafter, the FHLB had the right to convert this advance to a variable rate advance tied to the three-month LIBOR index. Upon conversion, the Company could prepay the advance at no penalty. This advance, fixed at a rate of 4.86%, was converted and prepaid in July 2006, without penalty. The Company replaced this fixed rate borrowing with overnight short-term borrowings, which averaged a rate of 5.32% during the quarter. These borrowings will continue to float at an overnight rate until the Company replaces the borrowings with deposits or other fixed rate and term borrowings. For the next several quarters, the Company anticipates maintaining the borrowings at a floating rate. This floating rate will better match the variable rate commercial loans in the Company’s loan portfolio and therefore reduce the volatility of net interest margin with future interest rate movements.

The Company’s asset quality remains favorable. Net charge-offs as a percent of average total loans were 0.03% for the nine months ended September 30, 2006 and September 30, 2005. The allowance for loan losses as a percent of total loans, decreased to 1.10% at September 30, 2006 compared to 1.15% at December 31, 2005. The percentage of non-performing loans to total loans was 0.78% at September 30, 2006, compared to 0.97% at December 31, 2005.

Provision for loan loss expense decreased $191,000 to $249,000 for the three months ended September 30, 2006, and $410,000 to $346,000 for the nine months ended September 30, 2006 compared to the same periods ended September 30, 2005. The decrease in provision for loan loss expense for the periods was due to higher provisions during the first nine months of 2005 resulting from loan downgrades during the first quarter of 2005. In addition, improvements in the Company’s security and position of certain classified loans during 2006, resulted in a reduction in the reserve allocated to the loans, which decreased provision for loan loss expense for the three and nine month periods ended September 30, 2006.

Non-interest income decreased $28,000 to $2.0 million for the three months ended September 30, 2006. Non-interest income decreased $237,000 to $5.8 million for the nine months ended September 30, 2006. During the first nine months ended September 30, 2005, a $381,000 gain was recorded on the sale of investment securities and a $143,000 gain was recorded on the sale of lots. No gains on the sale of investments or lots were recorded for the nine months ended September 30, 2006. Customer service fees on deposit accounts increased $110,000 and $298,000 for the respective three and nine months ended September 30, 2006, compared to the respective periods during 2005.

Non-interest expense increased $281,000 to $5.4 million for the quarter ended September 30, 2006, compared to the same quarter ended September 30, 2005. For the nine months ended September 30, 2006, non-interest expense increased $583,000 to $16.2 million, compared to the nine months ended September 30, 2005. The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts. The Company’s efficiency ratio was 58% for the nine months ended September 30, 2006, compared to 59% for the nine months ended September 30, 2005.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services. Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release. Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

MORE

News Release
First Financial Service Corporation
October 19, 2006
Page Four

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(Dollars in thousands, except share data)	2006	2005

ASSETS
Cash and due from banks	$15,570	$20,451

Securities available-for-sale	27,938	28,324
Securities held-to-maturity, fair value of $25,894 Sep (2006) and $32,434 Dec (2005)	26,453	33,231
Total securities	54,391	61,555

Loans held for sale	1,733	597
Loans, net of unearned fees	685,715	642,520
Allowance for loan losses	(7,577)	(7,377)
Net loans receivable	679,871	635,740

Federal Home Loan Bank stock	7,508	7,194
Cash surrender value of life insurance	7,858	7,637
Premises and equipment, net	21,037	19,134
Real estate owned:
Acquired through foreclosure	789	1,022
Held for development	337	337
Other repossessed assets	117	119
Goodwill	8,384	8,384
Accrued interest receivable	3,633	3,051
Other assets	1,601	1,889

TOTAL ASSETS	$801,096	$766,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$41,171	$39,145
NOW demand	71,126	76,848
Savings	83,176	99,879
Money market	56,547	66,175
Certificates of deposit	361,196	309,059
Total deposits	613,216	591,106

Short-term borrowings	76,000	19,500
Advances from Federal Home Loan Bank	28,261	78,375
Subordinated debentures	10,000	10,000
Accrued interest payable	377	389
Accounts payable and other liabilities	1,854	1,023
Deferred income taxes	1,325	1,379

TOTAL LIABILITIES	731,033	701,772

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 4,384,443 shares Sep (2006), and 3,983,530 shares Dec (2005)	4,384	3,984
Additional paid-in capital	27,356	16,409
Retained earnings	38,371	44,291
Accumulated other comprehensive income (loss), net of tax	(48)	57

TOTAL STOCKHOLDERS’ EQUITY	70,063	64,741
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$801,096	$766,513

News Release
First Financial Service Corporation
October 19, 2006
Page Five

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Interest Income:
Interest and fees on loans	$13,104	$10,839	$37,106	$31,065
Interest and dividends on investments and deposits	718	754	2,319	2,185
Total interest income	13,822	11,593	39,425	33,250

Interest Expense:
Deposits	4,898	3,482	13,503	9,519
Federal funds purchased	801	12	889	12
Federal Home Loan Bank advances	407	956	2,280	2,851
Subordinated debentures	235	184	665	517
Total interest expense	6,341	4,634	17,337	12,899

Net interest income	7,481	6,959	22,088	20,351
Provision for loan losses	249	440	346	756
Net interest income after provision for loan losses	7,232	6,519	21,742	19,595

Non-interest Income:
Customer service fees on deposit accounts	1,481	1,371	4,108	3,810
Gain on sale of mortgage loans	204	251	608	602
Brokerage commissions	79	79	250	236
Gain on sale of real estate held for development	—	—	—	143
Gain on sale of investments	—	—	—	381
Other income	269	360	856	887
Total non-interest income	2,033	2,061	5,822	6,059

Non-interest Expense:
Employee compensation and benefits	2,968	2,769	8,763	8,403
Office occupancy expense and equipment	523	519	1,589	1,517
Marketing and advertising	209	197	628	580
Outside services and data processing	650	609	1,907	1,837
Bank franchise tax	224	195	667	593
Other expense	863	867	2,607	2,648
Total non-interest expense	5,437	5,156	16,161	15,578

Income before income taxes	3,828	3,424	11,403	10,076
Income taxes	1,257	1,113	3,738	3,285
Net Income	$2,571	$2,311	$7,665	$6,791

(1) Shares applicable to basic income per share	4,384,084	4,387,687	4,382,840	4,402,842
(1) Basic income per share	$0.59	$0.53	$1.75	$1.54

(1) Shares applicable to diluted income per share	4,430,204	4,429,998	4,423,118	4,439,211
(1) Diluted income per share	$0.58	$0.52	$1.73	$1.53

(1)                                 Adjusted to reflect the impact of the 10% stock dividend declared August 15, 2006.

News Release
First Financial Service Corporation
October 19, 2006
Page Six

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the Three Months Ended September 30,		As of and For the Nine Months Ended September 30,
Selected Data	2006	2005	2006	2005

Performance Ratios

Return on average assets	1.29%	1.22%	1.31%	1.21%

Return on average equity	14.65%	14.53%	15.11%	14.64%

Average equity to average assets	8.79%	8.39%	8.67%	8.27%

Net interest margin	4.02%	3.95%	4.05%	3.90%

Efficiency ratio from continuing operations	57.15%	57.16%	57.90%	58.99%

Book value per share			$15.98	$14.45

Average Balance Sheet Data

Average total assets	$792,661	$752,306	$782,400	$749,361

Average interest earning assets	743,117	701,541	732,759	698,572

Average loans	677,359	614,116	658,777	606,838

Average interest-bearing deposits	573,089	552,394	571,394	553,419

Average total deposits	615,180	595,338	614,196	594,478

Average total stockholders’ equity	69,640	63,082	67,813	62,009

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			0.78%	1.03%

Non-performing assets as a percent of total loans (1)			0.91%	1.19%

Allowance for loan losses as a percent of total loans (1)			1.10%	1.13%

Allowance for loan losses as a percent of non-performing loans			141%	110%

Annualized net charge-offs to total loans (1)			0.03%	0.03%

(1)                                  Excludes loans held for sale.

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